Exhibit 99.1

Liquidity Services, Inc. Q3 2023 Earnings Conference Call August 3, 2023 10:00 AM

Company Participants

Bill Angrick - Chairman and Chief Executive Officer
Jorge Celaya - Executive Vice President and Chief Financial Officer

Conference Call Participants
George Sutton - Craig-Hallum
Gary Prestopino - Barrington Research

Operator

Welcome to the Liquidity Services, Inc. Third Quarter of Fiscal Year 2023 Financial Results Conference Call. My name is Felicia Crabtree, and I will be your operator for today's call. Please note that this conference call is being recorded. (Operator Instructions)
On the call today are Bill Angrick, Liquidity Services' Chairman and Chief Executive Officer; and Jorge Celaya, its Executive Vice President and Chief Financial Officer. They will be available for questions after their prepared remarks.
The following discussion and responses to your questions reflect Liquidity Services' management's view as of today, August 3, 2023, and will include forward-looking statements. Actual results may differ materially. Additional information about factors that could potentially impact the financial results is included in today's press release and in filings with the SEC, including the most recent annual report on Form 10-K.

As you listen to today's call, please have the press release in front of you, which includes Liquidity Services' financial results as well as metrics and commentary on the quarter.

During this call, Liquidity Services management will discuss certain non-GAAP financial measures. In its press release and filings with the SEC, each of which is posted on its website, you will find additional disclosures regarding these non-GAAP measures, including the reconciliations of these measures with the comparable GAAP measures as available. Liquidity Services Management also uses certain supplemental operating data as a measure of certain components of operating performance which they also believe is useful for management and investors. This supplemental operating data includes gross merchandise volume and should not be considered as a substitute for or superior to GAAP results.

At this time, I will turn the presentation over to Liquidity Services Chairman and CEO, Bill Angrick.

William P. Angrick

Good morning, and welcome to our Q3 earnings call. I'll review our Q3 performance and the progress of our business segments. And next, Jorge will provide more details on the quarter.

We achieved record GMV during the quarter, driven by strong execution for our clients and market share gains from our investments in sales and marketing. Our outstanding participation from our 5.1 million registered buyers and flexible service offerings continue to attract more sellers and drive better seller recovery which in turn powers our growth.

Together, this allowed us to deliver financial results above our guidance range on both the top and bottom line. Notably, our adjusted earnings per share grew at an impressive 33% year-over-year. Despite some persistent headwinds in our Bid4Assets real estate vertical, our resilient business model continues to deliver strong free cash flow, and we have continued to repurchase shares as we see opportunity in our long-term prospects.

Let's take a closer look at our individual segments. Our retail segment GMV grew 20% organically to $72.7 million, driven by our flexible offerings, reliability and high level of service to customers, which has allowed us to expand our market share. Direct profit grew 12% year-over-year as we continue to drive innovation in our retail segment to deliver value and convenience to our customers.
In particular, we continue to expand our AllSurplus Deals channel, giving consumers access to exciting online auctions of unique or hard-to-find retail products at compelling values that can be picked up by the winning bidder from selected distribution center locations. We plan to continue to expand this channel to unlock a $100 million GMV growth opportunity over the next few years.
Our GovDeals segment GMV decreased 4% year-over-year to $213 million, reflecting lower results in our acquired Bid4assets real estate marketplace versus the prior year period due to a delay in the rollout of new contracts and lower mortgage and tax foreclosure sales, which are at a multiyear low.

Excluding Bid4Assets, our GovDeals GMV grew 5% organically. We continue to see long-term upside in the secular growth of online real estate sales in the government market as they increase participation, deliver superior value to communities and are easier to administer versus in-person courthouse sales. We are currently piloting new government real estate programs in a number of regions, including Oklahoma, Louisiana, Pennsylvania and Florida, which will drive long-term growth in our real estate vertical.
Direct profit in our core GovDeals marketplace grew at a higher 9% rate organically over the prior year period as we continue to drive economies of scale in our core GovDeals marketplace, which has delivered strong results for our sellers in a broad range of asset categories, helping us grow the number of new accounts and assets listed by double-digit percentages organically during Q3. Recent notable wins include Baltimore County, Maryland fleet; Minneapolis, Minnesota fleet; and San Louis Obispo County, California.
Near-term priorities in our GovDeals business includes the release of our next-generation marketplace, which will enhance the buyer experience with improved search, navigation and bidding, which in turn will improve recovery rates realized by our sellers. We will also continue to expand and improve our fleet business with the addition of value-added services to improve the quality of asset listings and management of client logistics needs.

Our CAG segment GMV grew 14% organically to $48.2 million, and direct to profit grew by 27% organically year-over-year in the quarter as we successfully executed numerous high-value transactions for our clients across the globe. We remain the most trusted market maker for industrial capital assets and have a strong pipeline in our biopharma, energy, consumer packaged goods, semiconductor and aerospace manufacturing verticals.

Our CAG heavy equipment fleet category grew GMV more than 30% organically during the quarter and continued to make progress growing signed contracts, new sellers, transacted opportunities and net new revenue. Recent wins include several national accounts with strong upside potential.

Finally, our Machinio segment continues to grow its revenue and direct profit in the mid-teens organically, with enhanced lead traffic in more equipment categories, continued growth of our storefront product and financing services with third parties. We continue to invest in the expansion of our Machinio business, and believe our Machinio platform offers customers cost savings and convenience that are superior to other solutions.

In conclusion, we are focused on executing multiple drivers to create value for our shareholders over time. We continue to make multiyear investments in growing our market share, enhancing our tech platform and expanding our brand awareness to drive long-term growth. Our results will benefit from the continued normalization of supply chains and our leverage of the fixed investments we've made in operational capacity. Our capital-efficient business with strong operating cash flow, approximately $106 million in cash with 0 financial debt, provide us with ample financial flexibility to execute our plans.

In closing, we thank our team members across Liquidity Services for the dedication to our mission to power the circular economy, to benefit sellers, buyers and the planet.

I'll now turn it over to Jorge for more details on the quarter.

Jorge A. Celaya

Good morning. For the fiscal third quarter, GMV set a new record of $334 million and revenue grew 16% year-over-year, with our retail segment sustaining strong volume following its traditional fiscal second quarter seasonal peak. Our flexible service offerings continue to drive additional access to recurring flows of merchandise through new and expanded seller programs.
In addition, our GovDeals segment's traditional fiscal third quarter seasonal peak included record participant activity on our GovDeals.com marketplace and improved availability of vehicles for sale, while low U.S. real estate foreclosure levels and delayed initiation of real estate government auctions partly offset our core GovDeals gains.

Our consolidated results included GAAP EPS of $0.21, non-GAAP adjusted EPS of $0.28 and non-GAAP adjusted EBITDA of $13.3 million, tieing our highest quarter results in 9 years. Our ratios of revenue to GMV and adjusted EBITDA for the total of our segment's direct profits were 24% and 56%, respectively, as indicated in our prior guidance.

Our adjusted EBITDA grew faster than our total direct profit as we achieved 40% of for our Rule of 40 this third quarter, reflective of the potential of our business model. We generated $10 million in cash flows from operations during the quarter and used $4.2 million to repurchase 325,000 shares. We ended the quarter with $105.9 million in cash, cash equivalents and short-term investments. We have 0 debt and $25 million of available borrowing capacity under our credit facility.

Recapping and comparing segments results from this third quarter to the same quarter last year. Our retail RSCG segment was up 20% on GMV, up 20% on revenue and up 12% on segment direct profit, reflecting an increase in recurring product flows from new and expanding client programs and improving recovery rates due to reduced availability of excess inventory in the broader market that had accumulated from retailer supply chain challenges last year. An increased mix of purchase model transactions drove a lower year-over-year segment direct profit margin as a percent of revenue despite improved recovery rates sequentially.

Our CAG segment was up 14% on GMV, 15% on revenue and 27% on segment direct profit, led by its industrial and heavy equipment categories and strong recovery on purchase transactions. Machinio revenue was up 14% and its segment direct profit was also up 14%, reflecting continued increase in subscriptions.

Despite the record marketplace activity for personal property across our legacy GovDeals business and GovDeals.com marketplace, including improved availability of vehicles, our GovDeals segment was down 4%, reflecting a lower volume of real estate properties made available for auction, with a longer time in converting prospects to online auctions and the new prospects releasing property volumes for auction.

Revenue and direct profit for the GovDeals segment were each up 4% as the volumes increased in key categories, combined with pricing improvements. As a reminder, Bid4Assets real estate transactions are lower take rate than traditional GovDeals due to the large GMV per transaction and has the resulting effect of a lower revenue-to-GMV ratio yet similar direct profit margin on revenue.
GAAP net income for the third quarter was $6.5 million, resulting in the diluted GAAP earnings per share of $0.21 and compared to $0.50 per share last year, which reflected the $0.35 gain from the Bid4Assets earn-out fair value adjustment last year.

Non-GAAP adjusted EPS for the third quarter was $0.28, up from $0.21 in the same quarter last year. Non-GAAP adjusted EBITDA of $13.3 million this quarter was up from $11.9 million in the same quarter last year, reflecting our growth initiatives; partially offset by year-over-year increases in sales, marketing, technology and operations expenses to support market share expansion, diversification and marketplace enhancements.

Our fiscal fourth quarter 2023 guidance range is expected to be above last year for GMV and adjusted EPS and consistent with last year for adjusted EBITDA. Our fiscal fourth quarter outlook for GMV follows our seasonal-high fiscal third quarter for GovDeals and the strong retail third quarter.

We currently anticipate our fourth quarter consolidated revenue as a percent of GMV to continue in the mid-20% range, reflecting our mix of business and expected products sold, with our segment's direct profit in total as a percent of revenue in a range similar to our recent direct margin percent and slightly up over the same quarter last year. We anticipate continuing to invest in our sales and technology initiatives in support of our marketplace enhancements and long-term growth.

Based on our current fourth quarter guidance, our total year fiscal 2023 is expected to achieve a record annual GMV and the highest annual adjusted EBITDA in 9 years. Management's guidance for the fourth quarter of fiscal year 2023 is as follows.

We expect GMV to range from $290 million to $315 million. GAAP net income is expected in the range of $4 million to $6.5 million, with a corresponding GAAP diluted earnings per share ranging from $0.13 to $0.20 per share. We estimate non-GAAP adjusted EBITDA to range from $10 million to $13 million. Non-GAAP adjusted diluted earnings per share is estimated in the range of $0.19 to $0.27 per share. The GAAP and non-GAAP EPS guidance assumes that we have 32 million fully diluted weighted average shares outstanding for the fourth quarter of fiscal year 2023.

Thank you, and we will now take your questions.

Question and Answer Session

Operator

(Operator Instructions) Your first question comes from the line of Gary Prestopino from Barrington Research.

Gary Frank Prestopino

Jorge, did you mention -- I didn't see this in the press release, but what were consignment sales as a percentage of GMV in the quarter?

Jorge A. Celaya

Oh my. I think they may have been 87%, but it will be in our investor deck. I don't have...

Gary Frank Prestopino

Okay, I'll check that out. Usually, you put that in there, but it wasn't in this time. I was just curious.

Jorge A. Celaya

Yes, apologies.

Gary Frank Prestopino

No, no. That's okay.

So Bill, a couple of things here. With what you're doing with these centers where you can bid on something and go pick it up, I think what do you have? One in Phoenix and one in Pittsburgh, is that right? Or 2 nationwide?

William P. Angrick

We have Phoenix, Cincinnati. And we will be, as we've discussed in past quarters, be rolling out the capability at our other U.S. distribution centers over time.

Gary Frank Prestopino

Can you give us some idea of your wish list that, by the end of fiscal '24, how many of these you may want to have in place?

William P. Angrick

I would say 4 to 6. And this really maps to consumer behavior, where a higher percentage of consumers are continuing to buy high-value items for the kitchen, for the home, the backyard. Things such as lawn and garden equipment, building tools, smart appliances, home theater and electronics. And many of these items are bulkier, and we don't want to transport them more than necessary.
So we've leveraged our fulfillment center locations with clients, such that consumers can bring them back regionally to these centers, and then we prepare them for resale direct-to-consumer, which reduces trans costs, handling cost, and increases recovery.
We're still using the same online auction platform and methodology. We create a competitive landscape for purchasing these items. And it's really a win-win: Win for sellers, win for buyers. And we certainly reduce carbon footprint and cost for the retail supply chain.

Gary Frank Prestopino

Okay. And is -- can some of the -- I mean, it looks like your sales and marketing as a percentage of revenues kind of jumped up sequentially, and it was up strong year-over-year. Is some of that attributable to what you're doing with these new sites? Or what exactly are you spending the...

William P. Angrick

No, I would say that's less about the sites and more about our push to continue to expand market share. And we're feeding some really interesting businesses, Gary.

Our heavy equipment fleet business, which is growing over 30% organically, just calls for investment. People like our service offering, we're expanding into larger accounts. So we like that very much.

Retail growing 20% organically is a direct consequence of our ability to identify, acquire and manage large enterprise accounts in a variety of ways, self-directed listings on our marketplaces, managed offerings, which include things like our multichannel sales through AllSurplus Deals.

And so we just see interest, and so we want to be out telling our story. The marketing investment includes demand generation programs, thought leadership pieces. Most of that is digital, but we still see a presence at industry conferences. Conferences have come back, as you know. People do like to get out and see each other and have these fireside chats and industry thought leadership panels, and we're very present in those channels as well.

So we have made that investment. There is an increase you can see in the P&L. But it's paying off for us, and we like the longer-term growth that will be derived from that investment.

Gary Frank Prestopino

Okay. And then lastly, you talked about piloting new government real estate programs. Are these just new business that you've signed up? Or are there new asset categories that you're starting to sell in terms of real estate for government agencies?

William P. Angrick

Yes, these are efforts that relate to our patiently and persistently working with, in this instance, government real estate, sheriff associations and policymakers to get laws passed to pilot these new online sales programs.

So jurisdictions that I mentioned, places like Oklahoma and Louisiana, we have changed laws, and we're kicking off new virtual sales programs initially with an early adopter. That could be one county. And then with that evidence, it just like GovDeals, begins to radiate outward.

And this is a long-term effort. And if you reflect on our GovDeals business model, we've been at this for over 15, 16 years, influencing policy decisions. And we like the businesses that can ignite transformation and digital adoption.

And the law of compounding begins to hold. One local sponsor tries it, has good results, then adjacent municipalities buy into it. And then you can continue to grow the buyer base. And just as a reflection of that, over about 16 years, we've grown the GMV in our GovDeals marketplace by a factor of 15x. 15x.

So we know that there is a lot of efficiency and transparency that comes from moving things online, and we believe the real estate category does lend itself to the same attributes by moving it online.

Operator

(Operator Instructions) The next question comes from the line of George Sutton from Craig-Hallum.

George Frederick Sutton

First, guys, I was in Pittsburgh last weekend. They would not take kindly to being compared with Cincinnati or confused for Cincinnati. Nice results, congratulations.

Bill, I wondered if you could give us a little bit more detail on the next-gen marketplace. What sort of things will buyers and sellers notice in terms of the difference? And what kind of impact do you think it can have?

William P. Angrick

Sure. So this is an extension. A lot of the investment that we've made in our AllSurplus aggregated marketplace, to GovDeals, which has many loyal customers, George, over many years. But it was time for an upgrade, both from the tech stack perspective and from the user interface perspective. There are so many automation tools and features in AllSurplus that we have great anticipation to extend to the GovDeals marketplace, such as machine-driven recommendation engines.

So when a buyer comes in or a prospective bidder comes in, we will begin to track click stream. We will certainly tap into any data we have from your registration profile, on everything you've viewed in the past, everything you've bid on the past, certainly everything you've bought in the past. And that will prioritize what you're seeing and to make it much more effortless for you as the user. That's one feature.

Another feature is just more user-friendly search, type-ahead features. Really, this is bringing GovDeals to parity with other marketplaces that we operate. And that, again, reduces the path to purchase. In total, these changes will improve bidder participation, which we think lends to higher GMV just through improved engagement.

There are lots of other features, very clean, a more responsive design, the category landing pages that can be more customized. We open up opportunities to do multimedia item description information that's just easier to manage, easier to see. So ultimately, buyers can spend more time on the most relevant assets, and ultimately, we unlock higher recovery rate and higher GMV for our sellers.

George Frederick Sutton

Perfect. Just wanted to make sure I fully understood on CAG. You mentioned you have a strong pipeline and new projects across a number of verticals. I wondered if you could be more specific as to where you're seeing that strength.

William P. Angrick

Sure. Well, we know that there is sort of generational focus on the semicon industry. Lots of manufacturers sunsetting factories in certain markets and opening factories in other markets. We have a good legacy of client relationships there. That's driving some growth.

Energy has been good to us. A multiyear focus on supporting energy supply chain clients. And there's a lot of innovation happening, a lot of decision-making about rotating portfolios from carbon-heavy to EV and other alternative energy types. So that's a market that requires access to liquidity to help them affect that transition over time.

Consumer packaged goods, global business, constant focus on the right products at the best cost per unit. Lots of activity around plant assets, vehicle fleet assets. I think we had a record number actually of vehicle assets sold out of the CAG business, which is tied to CAG clients, in many cases, upgrading fleets to cleaner-burning fleets, natural gas fleets, trying to introduce fleet mobility, tracking equipment and devices. And we help the clients exit legacy assets as they make those investments. And then over time, continue to find that waterfall of technology drive future GMV.

So the interesting thing about CAG is, as we touch really every industry vertical, it's sort of a constant cyclical marketplace. We're always catching these assets in any industry that's undergoing transformation and change. And those are just some of the highlights driving the CAG pipeline.

George Frederick Sutton

Perfect. Just one other question and thinking about this in a marketplace modality. Your registered buyers and your auction participants were both up 5% year-over-year. Your number of transactions were flat. As you're thinking of investing in the business, does that move you to try to really focus on the supply side? Is that how you think of building out the marketplace?

William P. Angrick

You hit the nail on the head. It is a 2-sided marketplace, and you need both. We have, as it relates to our marketing and sales investment, certainly lead to increasing brand awareness for our services, bundling not only the financial value proposition, but the environmental impact value proposition. Taking a lot of complexity out the hands of our customers, allowing it to be more measurable and manageable in terms of tracking assets throughout the upper funnel before it hits our marketplace, letting clients redeploy those assets where needed, and then selling them in an orderly fashion when there's surplus to their needs.

So providing things like our AssetZone software to industrial manufacturing companies around the world has been very well received, giving them metrics that they can report up to their Board and shareholders in how they're being a better steward of asset disposal, reducing waste, reducing scrapping of equipment and material.

We also partner with our government clients to raise awareness about reducing their footprint and being a leader in smart asset management and disposition using a digital channel. It helps remove a lot of physical in-person events, which require stores, require people to drive to these in-person events. We've been a leader in helping them manage higher-volume, higher-value asset sales with a smaller footprint, and they like that very much.

So yes, those are things that help us drive thought leadership and which ultimately attracts supply. Of course, we always continue to focus on asset promotion with our buyers and innovation with marketplace enhancements, which I talked about with GovDeals, we're doing more, I think, in social channels to engage with buyers. AllSurplus deals channel is an interesting channel that sort of crosses from digital to in-person.

We have tremendous word of mouth when people can find great deals in their local marketplace. We do a lot of social proof of the physical -- at the point of physical pickup. We interview our customers, and they express the satisfaction of finding valuable items at a great price. And in an inflationary environment, that's well received. And then we share that out digitally. And so you get a viral bump when you talk to people and you can share that out.

So we're working on both sides, but I would tell you, enterprise sales is probably the majority of the increase in sales, and we're using that in all segments. CAG, retail and GovDeals are all benefiting from expanded capacity in our sales efforts.

Operator

Thank you for your participation in today's conference. This does conclude the program. You may now disconnect.